Exhibit 10.19
AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT
This AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of July 1, 2023 between TWO SIGMA HAMILTON FUND, LLC, a Delaware limited liability company (“Client”), and TWO SIGMA INVESTMENTS, LP, a Delaware limited partnership (“Investment Manager”).
Client and Investment Manager hereby agree as follows:
RECITALS
A.    Client desires to appoint Investment Manager as the investment manager of Client with respect to the assets described herein.
B.    Investment Manager is willing to accept its appointment as the investment manager of Client in accordance with the terms of this Agreement.
C.    Investment Manager wishes to manage the assets of Client described herein pursuant to the investment strategies more fully detailed in the Confidential Offering Memorandum of Client, as amended and/or supplemented from time to time (the “Offering Memorandum”).
1.    DEFINITIONS
Capitalized terms used herein without definition herein have the respective meanings given to them in the Offering Memorandum and the Amended and Restated Limited Liability Company Agreement of Client, as amended and/or restated from time to time (the “Company Agreement”). For purposes of this Agreement, the term ‘Person” shall mean an individual, a partnership, a limited liability company, an association, a joint venture, a corporation, a business, a trust, an unincorporated organization, any other entity or a government or any department, agency, authority, instrumentality or political subdivision thereof.
2.    INVESTED ASSETS
Investment Manager agrees to provide continuous investment management services with respect to assets placed with Investment Manager by Client. Such assets, as changed by investment, reinvestment, additions, disbursements and withdrawals, are referred to in this Agreement as the “Invested Assets.”
3.    AUTHORITY OF INVESTMENT MANAGER
a.    Investment Authority.
(i)    Client hereby appoints Investment Manager to manage and direct the investment of the Invested Assets, and Investment Manager hereby accepts such appointment, on the terms and conditions set forth in this Agreement. Client hereby grants Investment Manager, as its agent, full power and authority to, subject in all cases to the Offering Memorandum and the Company Agreement to:
(A)    Purchase, acquire, hold, invest, reinvest, sell or otherwise dispose of any or all of its interests in the Trading Entities;
(B)    Purchase, acquire, hold, invest, reinvest, sell, sell short or otherwise dispose of, write, endorse, guarantee, exchange and trade (on margin or otherwise), within and outside of the United States both on exchanges and through over-the-counter (“OTC”) and, whether or not readily marketable and without limitation, U.S. and non-U.S. equity and equity-related securities, exchange-traded products (including, without limitation, exchange-traded products on equity or sector indices), debt instruments, bonds and other fixed income securities (including, without limitation, corporate, convertible, agency, non-U.S. and U.S. municipality, treasury and insurance linked bonds and other fixed income instruments), loan participations, futures, forward contracts, warrants, options (both listed and OTC), SPACs, repurchase agreements, reverse repurchase agreements, swaps (of any and all types including, among other things, equity swaps, commodity swaps, interest rate swaps, currency swaps, futures look-alike swaps, and credit default swaps and indices thereof), spot and forward foreign exchange contracts, options on foreign exchange contracts, commodities, derivatives on virtual currencies and/or other digital assets, U.S. and non-U.S. money market funds and money market instruments (including but not limited to treasury and agency securities, municipal notes, commercial paper, time deposits, promissory notes and Eurodollar deposits), non-deliverable forward contracts on currencies and any derivatives or financial instruments which exist now or are hereafter created (collectively, “Instruments”);
(C)    Trade and invest Client’s assets, directly or directly through the Trading Entities, in various types of Instruments that have significant amounts of embedded leverage;
(D)    Vote or otherwise take any action, directly or indirectly, required of or allowed to Client with respect to any Instruments or other assets of Client;
(E)    Open, maintain and close bank, brokerage, custodial, futures, options, mutual fund and other similar accounts and draw checks and other orders for the payment of money and issue instructions and authorizations with respect to any Instruments or other assets of Client;
(F)    Engage and terminate attorneys, accountants and such other agents and employees for itself and for Client as it may deem necessary or advisable, and authorize any such agent or employee to act for and on behalf of Client;
(G)    Without limiting its ultimate responsibility for the investment management of Client, delegate any of its duties hereunder to any Person and, in furtherance of any such delegation, appoint, employ or contract with any Person it may in its sole discretion deem necessary or desirable for the transaction of the business of Client, which Person may, under the supervision of Investment Manager, administer the day-to-clay operations of Client;
(H)    Commence or defend litigation or arbitration that pertains to Client or any assets of Client and retain legal counsel in connection therewith;
(I)    Make and perform such other agreements, guarantees and undertakings as may be necessary or advisable for the carrying out of any of the foregoing powers, objects or purposes; and
(J)    Carry on any other business in connection with or incidental to any of the objects and purposes of Client, do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and take any action incidental or appurtenant to or growing out of or connected with the business, purposes, objects or powers of Client.
(ii)    Client grants Investment Manager unrestricted discretion and authority without consultation with Client (A) to make all investment decisions with respect to the Invested Assets, including the discretion to acquire (by purchase, exchange, subscription or otherwise), to hold and to dispose of (by sale or exchange or otherwise) Instruments, and (B) to enter into such agreements and make such representations (including representations regarding the purchase of Instruments and other instruments for investment) as may be necessary or proper in connection with the performance by Investment Manager of its duties hereunder.
(iii)    Client hereby appoints Investment Manager, and Investment Manager accepts this appointment, to make any and all determinations required pursuant to the Company Agreement. Any such determination by

Investment Manager shall be binding upon the parties to this Agreement absent manifest error.
b.    Power of Attorney. To enable Investment Manager to exercise fully its discretion in managing the Invested Assets, Client hereby constitutes and appoints Investment Manager as Client’s agent and attorney-in-fact with full power and authority for Client and on Client’s behalf to buy, sell and otherwise deal in Instruments, other instruments and contracts relating to the same. Client further grants to Investment Manager as Client’s agent and attorney-in-fact power and authority to do and perform every act necessary and proper to be done in the exercise of the foregoing powers as fully as Client might or could do if personally present. Client hereby agrees not to terminate this power of attorney prior to the termination of this Agreement.
c.    Correspondence and Voting. Investment Manager shall promptly forward to Client all correspondence relating to the Invested Assets. Investment Manager shall be authorized to vote on behalf of Client any proxies, consents or take any action required of or allowed to Client in respect of the Invested Assets; provided that Investment Manager shall comply with any written instructions received from Client as to the handling of such matters and upon receipt of written instructions, if any, shall only be authorized to vote, consent or take any action required of or allowed to Client in respect of its Invested Assets in compliance with such written instructions.
d.    Independent Contractor. Except as expressly authorized herein, Investment Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent Client in an: way or otherwise to be an agent of Client.
e.    Cash and Cash Equivalents. Investment Manager, in its sole discretion, may keep such portion of the Invested Assets in cash, cash equivalents or other short-term assets, including, but not limited to, government treasury bills and other government debt securities, commercial paper and other money market securities, cash deposits and money market funds (in each case, directly or indirectly) as Investment Manager may from time to time deem to be in the best interests of Client.
4.    RESPONSIBILITIES OF INVESTMENT MANAGER
a.    Investment Manager’s rights, powers and duties under this Agreement shall be limited to those specifically set forth in this Agreement and shall extend only to the Invested Assets.
b.    The activities of Investment Manager shall comply with the requirements imposed by:
(i)    Any provisions of applicable law;
(ii)    Provisions of the Offering Memorandum and the Company Agreement, provided that Investment Manager shall not be bound by any amendment,

supplement or revisions to the Offering Memorandum or the Company Agreement until it has been given notice thereof; and
(iii)    Such policies as may be adopted from time to time by the Managing Member and communicated to Investment Manager.
5.    LIMITATION ON LIABILITY
a.    To the fullest extent permitted by law, none of Investment Manager, its Affiliates (as defined in the Company Agreement) and their respective shareholders, partners, members, officers, directors, employees, agents and representatives (each, an “Investment Manager Related Person”) shall be liable to Client or any member of Client (a “Member” and collectively, the “Members”) for (a) any act taken or failed to be taken by any such Investment Manager Related Person (including losses due to trade errors which will be borne by the Client and/or the Trading Entities, as applicable) except for any such act or failure to act that constitutes Disabling Conduct on the part of such Investment Manager Related Person, (b) any action or omission by any Member or (c) any mistake, negligence, misconduct or bad faith of any broker or other agent or representative of Client selected by any Investment Manager Related Person with reasonable care. For the avoidance of doubt and without limiting the foregoing, to the extent that, at law or in equity, any Investment Manager Related Person has duties (including fiduciary duties) and liabilities relating thereto to Client or any Member, no Investment Manager Related Person acting under this Agreement shall be liable to Client or to any Member for its good faith reliance on the provisions of this Agreement. To the fullest extent permitted by law, the provisions of this Agreement, including without limitation Section 8, to the extent that they modify, restrict or eliminate the duties (including fiduciary duties) and liabilities of any Investment Manager Related Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Person. As used herein, “Disabling Conduct” means fraud, willful misfeasance or gross negligence as finally determined by a court of competent jurisdiction. Gross negligence shall have the meaning generally applied to it by the laws of the State of Delaware.
b.    To the fullest extent permitted by applicable law, no Investment Manager Related Person shall have any personal liability to Client or any Member solely by reason of any change in U.S. federal, state or local or non-US. income tax laws, or in interpretations thereof, as they apply to Client or any Member, whether the change occurs through legislative, judicial or administrative action.
c.    Any Investment Manager Related Person may consult legal counsel or accountants selected by it and any act or omission in good faith by it on behalf of Client or in furtherance of the business of Client in good faith reliance on and in accordance with the advice of such counsel or accountants shall be full justification for the act or omission and, to the fullest extent pem1itted by applicable law, no Investment Manager Related Person shall be liable to Client or any Member in so acting or omitting to act if such Investment Manager Related Person selected such counsel or accountants with reasonable care.

d.    Notwithstanding the foregoing, nothing contained in this Section 5 or elsewhere in this Agreement shall constitute a waiver by Client of any of its legal rights or Investment Manager’s duties or liabilities under U.S. federal securities law or any other applicable law whose applicability is not permitted to be contractually waived.
6.    RECORDS AND REPORTS
a.    Records. Investment Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement for such period of time as may be required under applicable law, including records with respect to the acquisition, holding and disposition of Instruments and other investments for Client. All records maintained pursuant to this Agreement shall be the property of Client and shall be subject to examination by Client and by Persons authorized by it during reasonable business hours upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or court order or as directed by Client in writing, Investment Manager shall keep confidential the records and other information pertaining to Client or the Invested Assets obtained by reason of this Agreement. Upon termination of this Agreement, Investment Manager shall promptly, upon demand, return to Client all such records, except that Investment Manager may retain copies for its records.
b.    Reports on Request. Investment Manager shall provide to Client promptly upon request any information available in the records maintained by Investment Manager relating to the Invested Assets in such form as Client shall reasonably request. Typically, such statements will be provided within one hundred twenty (120) days of the end of the Fund’s fiscal year.
7.    FEES AND EXPENSES
a.    Management Fee. In connection with the performance of services for Client under this Agreement and the Company Agreement, Investment Manager shall be entitled to receive a management fee (the “Management Fee”) equal to an annualized rate of 2.5% of the Net Asset Value of Client allocable to the Members. For purposes of calculating the Management Fee, the portion of the Net Asset Value of Client allocable to such Members is increased by the accrued Incentive Allocation and Additional Incentive Allocation (each as defined in the Company Agreement), if any. The Management Fee shall be paid monthly in advance as of the first calendar day of each month. For purposes of ca1culating the Management Fee, the Net Asset Value of Client allocable to each such Member shall be determined by Client’s administrator in conjunction with Investment Manager, based on Client’s Net Asset Value as of the first calendar day of the month. The Management Fee for a period of less than a full calendar month shall be prorated based on the actual number of calendar days in such period. Investment Manager, in its sole discretion, may waive, reduce or modify all or part of the Management Fee for any Member, and the Managing Member, in conjunction with Investment Manager, may substitute all or a portion of the Management Fee applicable to any Member with an incentive allocation (with the consent of the affected Member).

b.    Expenses.
(i)    Investment Manager or its Affiliates shall bear and pay the cost of all the following management expenses (“Management Expenses”):
(A)    payroll and other costs of management, administrative and clerical personnel, including salaries, wages, payroll taxes, bonuses, cost of employee benefit plans and temporary office help expense of Investment Manager and its Affiliates;
(B)    bookkeeping costs other than the costs of preparation of quarterly and annual financial statements, other quarterly reports, tax returns and related statements of Client;
(C)    rent, utilities, telephone, office supplies, subscriptions and other office expenses of Investment Manager and its Affiliates; and
(D)    other similar routine administrative expenses of Investment Manager and its Affiliates.
(ii)    All expenses of Client other than Management Expenses will be borne by Client.
8.    NON-EXCLUSIVE SERVICES
(a)    Investment Manager shall devote such time to the affairs of Client that in its sole discretion the conduct of Client’s business reasonably requires.
(b)    Client hereby acknowledges that:
(i)    an Investment Manager Related Person may act as investment adviser, sponsor, general partner or managing member for other customers, accounts and pooled investment vehicles (“Other Accounts”) and may give advice, and take action, with respect to any of such Other Accounts which may differ from the advice given, or the timing or nature of action taken, with respect to Client;
(ii)    an Investment Manager Related Person may invest in, advise, sponsor and/or act as investment manager to Other Accounts that may have investment objectives similar to those of Client and may compete with Client for investment opportunities, provided that where there is a limited supply of an Instrument, the Investment Manager will use its commercially reasonable efforts to cause investment opportunities to be allocated or rotated among Client and the Other Accounts in a manner deemed equitable, but that Investment Manager cannot assure, and assumes no responsibility for, equitable allocation of investment opportunities among Client and the Other Accounts;

(iii)    an Investment Manager Related Person may engage in or cause or advise other customers to engage in transactions that may differ from or be identical to the transactions engaged in by Investment Manager for Client;
(iv)    no Investment Manager Related Person shall have any obligation to engage in any transaction for Client or to recommend any transaction to Client that any Investment Manager Related Person may engage in for its own account or the account of any Other Account, except as otherwise required by applicable law;
(v)    to the extent permitted by applicable law, Investment Manager shall be permitted to bunch or aggregate orders for Client with orders for Other Accounts; and
(vi)    Investment Manager has other conflicts of interests with respect to Client, which are discussed in the Offering Memorandum and/or in Part 2A of Investment Manager’s Form ADV.
(c)    Client acknowledges that the Managing Member, Investment Manager and their Affiliates also serve as the general partner, investment manager or managing member of other commingled funds and separately managed accounts which may (i) utilize the same or similar strategies as Client and the Trading Entities and (ii) buy or sell the same or similar Instruments as Client and the Trading Entities.
(d)    By reason of the investment advisory and other activities of an Investment Manager Related Person, Investment Manager may acquire confidential information or otherwise be restricted from initiating transactions in certain Instruments. Client acknowledges and agrees that, except as required by applicable law, Investment Manager and/or its affiliates may not be free to divulge, or to act upon, any such confidential information with respect to Investment Manager’s or its delegee’s performance of responsibilities under this Agreement and that, due to such a restriction, Investment Manager or its delegee may not initiate certain transactions Investment Manager or its delegee otherwise might have initiated.
(e)    Neither Client nor any Member, by reason of being a member of Client, shall have any right to participate in any manner in any profits or income earned or derived by or accruing to any Investment Manager Related Person from the conduct of any business other than the business of Client or from any transaction in Instruments effected by such Investment Manager Related Person for any account other than that of Client.
(f)    Client shall request that each Member promptly provide Investment Manager such information as Investment Manager may from time to time request for the purposes of determining whether the assets of Client are “plan assets” within the meaning of the Department of Labor regulations, the applicability of certain exemptions from prohibited transactions under ERISA and the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and any other matters relating to ERISA or the Code (and compliance therewith) in connection with any Member’s purchase of Interests or the operation or investments of Client.

(g)    Client acknowledges and agrees that any Investment Manager Related Person may pay a broker a brokerage commission in excess of that which another broker might have charged for effecting the same transactions, in recognition of the value of the research services and brokerage services provided by the broker and used by Client and any Other Accounts. Client further acknowledges and agrees that in selecting a broker or dealer, Investment Manager will take into account the execution capability, expertise, financial stability, reputation, access to the market for the securities being traded and the brokerage and research services and other services provided by such brokers to Investment Manager.
(h)    With respect to transactions effected for Client and/or the Trading Entities through an Investment Manager Related Person or an associated person thereof (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as a broker-dealer, Client hereby consents to the retention by such Investment Manager Related Person or such associated person of a portion of the brokerage commissions or other compensation charged to Client and/or the Trading Entities pursuant to Section 11(a) of the Exchange Act, and the rules and regulations promulgated thereunder, including but not limited to Rule 11a-2-2(T).
(i)    Client acknowledges and agrees that an Investment Manager Related Person may engage in “agency cross transactions” as defined in Rule 206(3)-2 (“Agency Cross Transactions”) promulgated by the U.S. Securities and Exchange Commission under the Advisers Act, in which such Investment Manager Related Person acts as a broker both for Client and/or the Trading Entities and for another person on the other side of the transaction. Client acknowledges that with respect to Agency Cross Transactions, such Investment Manager Related Person will act as broker for, will receive commissions from, and will have a potentially conflicting division of loyalties and responsibilities regarding, both parties to such Agency Cross Transactions. Consent as to Agency Cross Transactions effected on behalf of Client may be revoked at any time by written notice to Investment Manager from Client, provided that Client may not revoke consent without the unanimous approval of its Members.
(j)    Notwithstanding any provision of this Agreement to the contrary, the parties hereto hereby agree that the Investment Manager elated Person shall be entitled to make any determination relating to the activities described in this Section 8 in such Investment Manager Related Person’s sole and absolute discretion.
(k)    Subject to applicable law, Client hereby waives any right, and covenants not, to sue on the basis of any law or in equity by reason of or in connection with, any act or omission of an Investment Manager Related Person, if such act or omission is permitted by or is otherwise consistent with this Section 8.
9.    USE OF NAME
Client acknowledges that it adopted its name through the permission of Investment Manager. Investment Manager hereby consents to the non-exclusive use by Client of the name “Two Sigma Hamilton Fund, LLC” and/or any derivation of “Two Sigma” only so long as Investment Manager or an Affiliate of Investment Manager serves as the investment manager of Client. If neither Investment Manager nor any Affiliate thereof continues to serve as investment manager to Client (the date as of which Client ceases to receive such services being referred to as the “Effective Date”), Client at its expense:
a.    as promptly as practicable, shall take all necessary action to cause the Offering Memorandum, the Company Agreement and any other applicable documents to be amended to accomplish and reflect a change of its name to eliminate any reference to Investment Manager and/or any derivation of “Two Sigma;” and
b.    within sixty (60) days after the Effective Date, shall cease to use in any other manner, including, but not limited to, use in any sales literature or promotional material, the name of Investment Manager and/or any derivation of “Two Sigma.”
Client agrees to indemnify and hold harmless Investment Manager and its Affiliates from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorneys’ fees and disbursements, which may arise out of Client’s use or misuse of the name “Two Sigma Hamilton Fund, LLC” or any derivative of “Two Sigma” or out of any breach of or failure to comply with this Section 9.
10.    AUTHORIZED PERSONS
Client and Investment Manager shall furnish each other from time to time evidence of the authority of Persons who are authorized to act hereunder on behalf of Investment Manager and Client, respectively. Investment Manager is authorized to comply with any instructions from Client or from a duly authorized representative of Client whose authority to act on Client’s behalf has been confirmed to Investment Manager in writing by Client and shall not be liable for so acting in Client’s behalf. All oral instructions shall be promptly confirmed in writing.
11.    REPRESENTATIONS
Client hereby confirms to Investment Manager that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms. Client represents that appointment of Investment Manager is authorized by, has been accomplished in accordance with, and does not violate, the Company Agreement. Client will furnish Investment Manager with true copies of all governing documents of Client.
12.    COVENANTS
a.    The Investment Manager will use its reasonable best efforts to avoid causing the Client to be treated as engaged in a United States trade or business for U.S. federal income tax purposes.
b.    Except for funds which have made a section 475(f) election, the Investment Manager will use its commercially reasonable efforts to make (or cause lower-tier funds to make) an election with respect to any “passive foreign investment company” (as defined in section 1297 of the Code) in which the Client invests directly, indirectly or constructively (i.e., within the meaning of section 1298 of the Code) to treat such passive foreign investment company as a “qualified electing fund” (within the meaning of section 1295 of the Code) or mark-to-market such stock for U.S. federal income tax purposes (within the meaning of section 1296 of the Code).
c.    The Investment Manager will not, when acting on behalf of the Client, participate in any “listed transactions” or “transactions of interest” within the meaning of U.S. Treasury Regulations section 1.6011-4 (and equivalent under state, local and foreign laws).
d.    The Investment Manager will use commercially reasonable efforts to avoid causing the Client or any Member of the Client to be subject to net income tax (or having to file an income or franchise tax return, other than protective income tax returns) in any jurisdiction other than Bermuda.
13.    TERMINATION
a.    Termination: Hypothecation.
(i)    Subject at all times to the Commitment Agreement dated as of July 1, 2023, by and among Client, the Investment Manager, the Managing Member, Hamilton Insurance Group, Ltd. and Hamilton Re, Ltd., as may be amended from time to time (the “Commitment Agreement”), this Agreement may be terminated by either party upon thirty (30) days’ prior written notice; provided, however, that Client may not terminate the appointment of Investment Manager otherwise than with the unanimous approval of the Members of Client (excluding the Managing Member).
(ii)    Investment Manager shall not make any assignment (within the meaning of the Advisers Act and the rules thereunder) of its obligations under this Agreement without the consent of holders of a Majority in Interest, except that Investment Manager may substitute in its stead as investment manager any entity which has, by merger, consolidation or otherwise, acquired substantially all of it assets without such consent. Investment Manager may assign, transfer or grant a security interest in its right to receive payments under this Agreement without the consent of Client or Members. Furthermore, Investment Manager shall provide written notice to Client if there is a change in the identity of Investment Manager’s general partner during the term of this Agreement.
b.    Removal or Cessation of Investment Manager. This Agreement may also be terminated in the event that a court of competent jurisdiction determines after final appeal that Investment Manager has engaged in fraud or willful misfeasance as finally determined by a court of competent jurisdiction and such fraud or willful misfeasance has had a material adverse effect on the business or properties of Client.

c.    Investment Manager shall cease to be the investment manager of Client if (i) Investment Manager is dissolved, (ii) an order for relief against Investment Manager is entered under Chapter 7 or 11 of the U.S. federal bankruptcy law, (iii) Investment Manager makes a general assignment for the benefit of creditors, (iv) Investment Manager files a voluntary petition under the U.S. federal bankruptcy law, (v) Investment Manager files a petition or answer seeking for its reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, (vi) Investment Manager files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against Investment Manager in any proceeding seeking reorganization, arrangement composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (vii) Investment Manager seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of Investment Manager or of all or any substantial part of its properties, (viii) sixty (60) days after the commencement of any proceeding against Investment Manager seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, such proceeding has not been dismissed, (ix) within sixty (60) days after the appointment without Investment Manager’s consent or acquiescence of a trustee, receiver or liquidator of Investment Manager or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within sixty (60) days after the expiration of any such stay, the appointment is not vacated.
d.    Within thirty (30) days following the removal of Two Sigma Principals, LLC as managing member of Client, Investment Manager may provide notice to Client of its resignation, with an effective date no sooner than ninety (90) days following such notice.
e.    Any successor investment manager appointed by Client to replace Investment Manager pursuant to this Section 13 shall, beginning on the date of such appointment, have the same rights and obligations under this Agreement as the replaced Investment Manager would have had subsequent to such date if the replaced Investment Manager had continued to act as investment manager of Client, provided that if Investment Manager ceases to serve, or is removed, as investment manager of Client, then Investment Manager shall be paid by Client the amount that would have been determined as the amount that would be due to Investment Manager pursuant to Section 7 if Client had been wound-up as of the date of Investment Manager’s cessation of service or removal and the assets of Client sold (for a value determined by a nationally recognized independent appraiser or investment bank elected by Investment Manager with the approval of the successor Investment Manager, which approval may be withheld in its reasonable discretion, at the expense of Client).
f.    The replaced Investment Manager and the other Investment Manager Related Persons shall continue to be treated as Investment Manager Related Persons and to be entitled to indemnification hereunder pursuant to Section 14 with respect to losses arising out of or relating to their activities (i) during the period prior to the effective date of the removal or cessation of Investment Manager as the investment manager of Client or otherwise arising out of the replaced Investment Manager’s actions as the investment manager of Client and related activities of Client and (ii) during the period including and subsequent to the effective date of the removal or cessation of Investment Manager as an investment manager of Client and arising out of any of such replaced Investment Manager’s actions to the extent such replaced Investment Manager is treated as a fiduciary under applicable law.
g.    Liabilities and Rights of a Replaced Investment Manager. Any investment manager that is replaced as investment manager of Client shall remain liable for its portion of any obligations and liabilities incurred by it as investment manager of Client prior to the time such replacement shall have become effective, but it shall be free of any obligation or liability incurred on account of the activities of Client from and after such time. Such replacement shall not affect any rights of such Investment Manager which shall mature prior to the effective date of such replacement and the rights and liabilities of Investment Manager under Section 13(e).
14.    INDEMNIFICATION
a.    To the fullest extent permitted by law, Client shall indemnify and hold harmless each Investment Manager Related Person (each an “Indemnitee”) from and against any and all claims, actions, suits, proceedings, assessments, liabilities, damages, losses (including losses due to trade errors caused by such persons), costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties or other costs and expenses (including attorneys’ fees and expenses, taxes and penalties) (the “Indemnifiable Items”), to which they may be or become subject by reason of their activities on behalf of Client and/or the Trading Entities, except to the extent that such Indemnifiable Items were incurred as a result of such Indemnitee’s Disabling Conduct. The termination of any proceeding by settlement, judgment, order, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Indemnitee’s conduct constituted Disabling Conduct.
b.    Expenses (including attorneys’ fees and expenses, taxes and penalties) incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by Client prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnitee to repay the amount advanced to the extent that it shall be determined ultimately by a court of competent jurisdication that the Indemnitee is not entitled to be indemnified hereunder. The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which the Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall be extended to the Indemnitee’s successors, a signs and legal representatives. Any judgments against Client and Indemnitee in respect of which Indemnitee is entitled to indemnification shall first be satisfied from Client assets before Indemnitee is responsible therefor.
c.    Notwithstanding anything contained herein to the contrary, the provisions of Section 5, Section 8(k) and this Section 14 shall not be construed so as to provide for the exculpation and indemnification of any Investment Manager Related Person for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such exculpation or indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of Section 5, Section 8(k) and this Section 14 to the fullest extent permitted by law.

15.    WAIVERS AND AMENDMENTS
No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof.
16.    GOVERNING LAW
Except as noted above in the last sentence of Section 5(a), this Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of New York without reference to principles of conflict of laws. Notwithstanding the foregoing, nothing herein shall be interpreted in a manner inconsistent with the Advisers Act.
17.    MISCELLANEOUS
a.    Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.
b.    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to such matter.
c.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.
d.    Survival. For avoidance of doubt, Sections 5, 7, 9, 14, 16 and 17 shall survive the termination of this Agreement.
e.    Waiver of Trial by Jury. The parties unconditionally waive their respective rights to a jury trial for any claims or cause of action based upon or arising out of, directly or indirectly, this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CLIENT:

TWO SIGMA HAMILTON FUND, LLC

By:	Two Sigma Principals, LLC,
its Managing Member

By:	/s/ Kenneth Geller
Name: Kenneth Geller
Title: Authorized Signatory

INVESTMENT MANAGER:

TWO SIGMA INVESTMENTS, LP

By:	/s/ Kenneth Geller
Name: Kenneth Geller
Title: Authorized Signatory